Exhibit 10.25

October 21, 2011

Jeff Karp

Via email

Re:    Amended and Restated Offer of Employment by Zynga Inc.

Dear Jeff:

I am very pleased to confirm the terms of your continuing employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Chief Marketing and Revenue Officer (which is classified by the Company as a position equivalent to, or above, a Senior Vice President level), reporting to the Company’s Chief Operating Officer, John Schappert. This letter (the “Clarifying Letter”) amends and restates our original offer letter, dated July 21, 2011 (the “Prior Letter”), in its entirety.

1. Salary. Your current salary is $300,000 per year (as adjusted from time to time, your “Salary”), less all applicable deductions required by law, which shall be payable at the times and in the installments consistent with the Company’s then current payroll practice. Your Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time.

2. Bonus. For the first two years of your employment with the Company (the “Guaranteed Bonus Period”), which the parties agree ends on July 25, 2013, we have guaranteed you that for each fiscal quarterly performance period that occurs during such time, and subject to your continued employment through the end of each applicable quarter (except as provided in Section 5(b)), you will earn a quarterly performance bonus (the “Guaranteed Bonus”) of at least 25% of your then current Salary per quarter (that is, 100% of your Salary per year), pro-rated based on time served for any partial quarters of service. As your start date was in July 2011, you will be given full credit for a bonus for the fiscal quarter ending September 30, 2011, and, assuming your Salary remains $300,000 at the end of each applicable quarter during the Guaranteed Bonus Period, you will continue to earn a quarterly bonus at the end of each fiscal quarter of $75,000. This Guaranteed Bonus Period will expire, and no performance bonus will be guaranteed after the fiscal quarter ending June 31, 2013. These bonus payments are subject to all applicable deductions required by law, and, in accordance with Company policy on bonus payments, are paid in the first regular paydate following the close of the quarter, but in all cases not later than two and one-half months after the end of the applicable quarter.

3. Incentive Compensation; Benefits. You will continue to be eligible to participate in the incentive compensation programs, insurance programs and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

4. Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you signed the Company’s standard Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement,” the terms of which are incorporated by reference herein) as a condition of your employment. We wish to impress upon you that we do not want you to, and we have directed you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you have agreed and continue to agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of the Prior Letter, this Clarifying Letter, each agreement setting forth the terms and conditions of the stock awards granted to you, if any, under the Company’s equity plans, and the Confidentiality Agreement, and your commencement of employment with the Company, do not violate any agreement in place (either on the date you commenced employment with the Company or now) between yourself and current or past employers.

5. Termination; Severance.

(a) Resignation; Termination for Cause; Termination Due to Death or Disability. If, at any time, (i) you resign your employment for any reason, (ii) the Company terminates your employment for Cause (as defined in Section 6), or (iii) either party terminates your employment as a result of your death or disability, you will receive your Salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. In each of these events, you will not be entitled to any severance benefits.

(b) Termination without Cause. If, at any time, the Company terminates your employment without Cause, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you will be entitled to receive (collectively, the “Severance Benefits”):

(i) an amount equal to six months of your then current Salary (the “Salary Continuation”), less all applicable withholdings and deductions, paid in equal installments on the Company’s normal payroll schedule over the six month period immediately following your Separation from Service (the “Severance Period”);

(ii) provided that your Separation from Service occurs during the Guaranteed Bonus Period, the amount of the Guaranteed Bonus that you would have received in the ordinary course, based on your then current Salary as of the date of your termination, from the date of your termination through the earlier of (A) six months after the date of your termination, and (B) the end of the Guaranteed Performance Period, less all applicable withholdings and deductions, paid on the dates that active employees receive their quarterly bonuses; and

(iii) if you are participating in the Company’s group health plans on the effective date of your termination and you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination of employment and complete and return all documents necessary to continue such coverage, then the Company will pay, as and when due directly to the COBRA carrier, the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents from the date of your Separation from Service until the earliest of (A) the close of the Severance Period, (B) the expiration of your eligibility for continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with your new employment or self-employment (such period from the date of your Separation from Service through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including without limitation, the imposition of penalties on the Company under the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums to the carrier, the Company will instead pay you on the first day of each calendar month for the remainder of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions (such amount, the “Special Severance Payment”). If you become eligible for coverage under any employer’s group health plan or otherwise cease to be eligible for COBRA during the Severance Period, you must immediately notify the Company of such event, and all payments and obligations of the Company under this Section 5(b)(iii) will cease.

The Severance Benefits are conditioned upon (A) your continuing to comply with your obligations under your Confidentiality Agreement during the period of time in which you are receiving the Severance Benefits, (B) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service, and (C) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination (or such other date as requested by the Board).

No payments of the Severance Benefits will be made prior to the 60th day following your Separation from Service, and on such date, you will receive a lump sum payment equal to the Severance Benefits that you would have otherwise received while waiting for the expiration of the release period, with the balance paid thereafter on the original schedule, subject in all cases to any delay in payment required by Section 8.

(c) Executive Severance Plan. As of the date of this Clarifying Letter, you are eligible to participate in the Zynga Inc. Change in Control Severance Benefit Plan, subject to the terms and conditions thereof.

6. Definition of Cause. For purposes of this Clarifying Letter, “Cause” means your termination because of: (a) any willful, material violation by you of any law or regulation applicable to the business of the Company, or your conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud; (b)

your commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company; (c) any material breach by you of any provision of any agreement or understanding between the Company and you regarding the terms of your service as an employee, officer, director, or consultant to the Company, including without limitation your willful and continued failure or refusal to perform the material duties required of an employee, officer, director, or consultant of the Company (other than as a result of having a disability that prevents you from performing the material duties of a person holding your positions with the Company for a period of at least 120 days), or a breach by you of your Confidentiality Agreement or similar agreement between the Company and you; (d) your disregard of the policies of the Company so as to cause loss, damage, or injury to the property, reputation, or employees of the Company; or (e) any other misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

7. Section 280G Best After Tax. If any payment or benefit you would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever amount ((i) or (ii)), after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to you. Within any such category of payments and benefits (that is, (A), (B), (C) or (D)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant. If Section 409A of the Code is not applicable by law to you, the Company will determine whether any similar law in your jurisdiction applies and should be taken into account.

8. Section 409A. Notwithstanding anything to the contrary in this Clarifying Letter, it is intended that the severance benefits and other payments payable under this Clarifying Letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Clarifying Letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Clarifying Letter (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Clarifying Letter will at all times be considered a separate and distinct payment.

It is intended that any severance payment and any other benefits provided under this Clarifying Letter that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this Clarifying Letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and to the extent payments due to you upon a Separation from Service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six month period measured from the date of your Separation from Service with the Company (or, if required under Section 409A, the expiration of the applicable 18 month period), (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided in this Clarifying Letter or in the applicable agreement, without interest.

9. At Will Employment. While we look forward to a long and profitable relationship, you will be an at will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this Clarifying Letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may occur only by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10. Entire Agreement. This Clarifying Letter, including your Confidentiality Agreement, and any other documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Clarifying Letter, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, including without limitation the Prior Letter.

11. Acceptance. Please sign the enclosed copy of this Clarifying Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Clarifying Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to your continued employment with the Company.

Very truly yours,

ZYNGA INC.
Colleen McCreary, Chief People Officer

I have read and understood this Clarifying Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of the terms of my employment except as specifically set forth herein.

/s/ Jeff Karp	Date signed:	10-25-11
Jeff Karp